Exhibit 16.1

May 13, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read the change in independent registered public accounting firm disclosure pursuant to Item 304 of Regulation SK, captioned “Change in Accountants” and included by BancTec, Inc. in its Registration Statement on Form S-1 dated May 13, 2011, and have the following comments:

1)              We agree with the statements being made in the second sentence of paragraph 1, as well as the entirety of paragraphs 2 and 4.

2)              We have no basis on which to agree or disagree with the statements being made in the first and third sentences of paragraph 1, as well as the entirety of paragraph 3.

Sincerely,

/s/ Deloitte & Touche LLP